Contact:

Robert Van Buskirk

President and Chief Executive Officer

Sirenza Microdevices, Inc.

(303) 327-3192

ir@sirenza.com

FOR IMMEDIATE RELEASE

Sirenza Microdevices Reports Fourth Quarter and Fiscal Year 2004 Results

BROOMFIELD, Colo.--January 25, 2005--Sirenza Microdevices, Inc. (Nasdaq:SMDI), a leading designer and supplier of high-performance radio frequency (RF) components for communications equipment manufacturers, today reported its financial results for the fourth quarter and fiscal year ended December 31, 2004. Final results are consistent with the revised expectations announced by the company on January 18, 2005.

Financial Highlights

  Year-over-year net revenue growth of 59%
  Year-over-year quarterly net revenue growth of 13%
  Year-over-year gross profit increase of 74%
  Fiscal year 2004 gross margin expansion of 400 basis points to 49%
  Core operating expenses, R&D, SG&A, reduced by 16% on a percentage of sales basis
  Fiscal year 2004 earnings of $0.15 per diluted share on a management-adjusted basis versus a management-adjusted net loss of $(0.06) per basic share for fiscal year 2003
  Fiscal year 2004 cash flow from operations of $4.9 million; five consecutive quarters of positive cash flow from operations

Strategic Highlights

  Completion of state-of-the-art manufacturing facility expansion employing advanced RF automated test and automated handling equipment
  Introduction of environmentally "green" product families meeting global standards for Reduction of Hazardous Substances (RoHS) and Waste from Electrical and Electronic Equipment (WEEE)
  Expansion of amplifier and signal source product lines with the introduction of over 100 new products; over 45 million IC and multi-chip module (MCM) units shipped in 2004
  Acquisition and integration of ISG Broadband, significantly expanding RF core competencies and increasing end-market diversity

"Overall, 2004 was a very successful year for Sirenza on a financial and strategic basis; net revenues, gross profit and gross margin, net income and cash flow from operations all increased significantly this year," said Robert Van Buskirk, president and chief executive officer of Sirenza Microdevices. "We made substantial progress toward achieving financial performance in line with our longer-term financial model as our 2004 results featured gross margin at 49% and management-adjusted net income of 9% of net revenues. We also continued to demonstrate major improvements in our ability to manufacture and test our RF products on a cost-efficient, volume basis as evidenced by our dramatic improvement in full year gross margin." Van Buskirk added, "With the acquisition and successful integration of ISG Broadband into our amplifier division in late December, we continue to diversify our end-markets and to strengthen our world-class RF core competencies. Additionally we continue to make solid progress on our strategic, company-wide goals to expand our market share, to improve our worldwide operations and to extend our profitable operations as we continue to grow our business in 2005."

Sirenza's fourth quarter net revenues were $15.1 million, compared with $13.3 million for the fourth quarter of 2003 and with $16.7 million for the third quarter of 2004.

The company's fourth quarter net loss was $2.6 million, or a loss of $(0.08) per basic share. This included charges of $2.2 million, or approximately $(0.06) per share, for the write-off of acquired research and development costs associated with Sirenza's acquisition of ISG Broadband, Inc. on December 16, 2004 and an impairment charge of $1.5 million, or approximately $(0.04) per share, to recognize the reduction of the fair market value of Sirenza's investment in Global Communication Semiconductors, Inc. (GCS). This compared year-over-year with a net loss of $1.2 million, or a loss of $(0.04) per basic and diluted share and sequentially with net income of $1.8 million, or $0.05 per diluted share.

Excluding the effects of the charges detailed in the reconciliation of management-adjusted to GAAP results included with this press release, Sirenza's management-adjusted net income for the fourth quarter was $1.6 million, or $0.04 per diluted share. This compared year-over-year with a management-adjusted net loss of $68,000, or a loss of $0.00 per basic and diluted share and sequentially with net income of $2.1 million, or $0.06 per diluted share.

Sirenza's fourth quarter 2004 gross margin was 48%, compared with 40% a year ago and 51% sequentially. In the aggregate, the company's research and development, sales and marketing, and general and administrative expenses for the fourth quarter of 2004 were $5.9 million, compared with $6.2 million a year ago and $6.4 million sequentially.

At December 31, 2004, Sirenza's total assets were $56.1 million, including cash and cash equivalents, restricted cash and short-term investments of $11.4 million. Unrestricted cash and investments totaled $10.4 million.

For the twelve months ended December 31, 2004, Sirenza's net revenues were $61.3 million, compared with $38.5 million for fiscal year 2003. Factory direct sales for 2004 were 87% of revenues, compared with 75% for 2003.

Sirenza's net income under GAAP for the year ended December 31, 2004 was $280,000, or $0.01 per diluted share. This included charges of $2.2 million, or approximately $(0.06) per share, for the write-off of acquired research and development costs associated with Sirenza's acquisition of ISG Broadband, Inc. on December 16, 2004 and an impairment charge of $1.5 million, or approximately $(0.04) per share, to recognize the reduction of the fair market value of Sirenza's investment in GCS.

Excluding the effects of the charges detailed in the reconciliation of management-adjusted to GAAP results included with this press release, Sirenza's management-adjusted net income for 2004 was $5.7 million, or $0.15 per diluted share. This compared with a management-adjusted net loss of $2.0 million, or a loss of $(0.06) per basic share, for 2003.

Use of Non-GAAP Financial Measures

In keeping with its historical financial reporting practices, Sirenza believes that the supplemental presentation of management-adjusted net income (loss) and earnings (loss) per share calculations provide meaningful non-GAAP financial measures to help investors understand and compare business trends among different reporting periods on a consistent basis, independently of regularly reported non-cash charges and infrequent or unusual events. Readers are cautioned not to view management-adjusted results as an alternative to GAAP results or as being comparable to results reported or forecasted by other companies, and should refer to the reconciliation of GAAP results with management-adjusted results for the fourth quarters and fiscal years of 2004 and 2003, respectively, and the third quarter of 2004 in the financial statements below.

Fourth Quarter Teleconference and Webcast

Sirenza management plans to host a teleconference at 2:45 p.m. MST / 4:45 p.m. EST today to discuss the company's fourth quarter and fiscal year 2004 financial results and its current outlook for the first quarter and full year 2005. This teleconference will be webcast live for the general public. For more information, please visit the Investor Relations page of Sirenza's website at www.sirenza.com. The teleconference webcast will be archived on this site until January 25, 2006, and a telephonic replay will be available at (800) 405-2236, conference ID number 11020540#, until February 1, 2005.

Also available on the Investor Relations page of Sirenza's website will be additional information to support the reconciliation of estimates of management-adjusted financial results for the first quarter and full year of 2005, to be presented by the company in today's teleconference.

Sirenza Microdevices, Inc.

Headquartered in Broomfield, Colo., with design centers throughout the U.S., Sirenza Microdevices, Inc., an ISO 9001:2000-certified supplier (registered by QMI), is a leading supplier of high-performance RF components for the telecommunications and broadband communications markets. The company's integrated circuit (IC) and multi-chip module (MCM) product lines include amplifiers, power amplifiers, transceivers, tuners, discrete devices, RF signal processing components, signal source components, hi-rel components and RF gateway products. Detailed product information may be found on Sirenza's website at www.sirenza.com.

Forward-Looking Statements

This news release contains forward-looking statements regarding future events or results, including statements regarding Sirenza's expectations regarding its ability, in fiscal year 2005 and beyond, to achieve key strategic and financial objectives, including diversifying its product offerings, expanding market share, improving worldwide operations, extending profitable operations and growing its business. Sirenza cautions readers that such statements are, in fact, predictions that are subject to risks and uncertainties, and that actual events or results may differ materially. Factors that could cause actual events or results to differ materially include Sirenza's ability to successfully develop and release new products which meet customer demands and the acceptance and deployment of those products by Sirenza's intended customers; Sirenza's ability to coordinate different development and engineering teams; Sirenza's ability to successfully manage the risks associated with and to grow its new aerospace and defense business; changes in the expected mix of sales of products between Sirenza's business divisions and within those divisions; Sirenza's ability to successfully differentiate itself from competitors in its markets; Sirenza's ability to successfully integrate the assets, personnel, operations and engineering teams and processes of ISG Broadband with Sirenza; Sirenza's ability to realize expected synergies with ISG Broadband and the envisioned benefits to Sirenza; possible delays by Sirenza's customers in the implementation of next-generation equipment; decreased or stagnant demand for products that contain RF components or broadband products; lower than expected OEM demand for increasing levels of integration; and/or exertion of downward pressure on the pricing of Sirenza's components. Each and all of these factors could be due to overall general economic or telecommunications market conditions, or conditions in the mobile and fixed wireless and wireline infrastructure markets, or otherwise. Additional factors include the possible underutilization of Sirenza's manufacturing facilities, whether as a result of the factors described above or otherwise. Other factors that could cause actual events or results to differ materially from those in the forward-looking statements are included in Sirenza's filings with the Securities and Exchange Commission (SEC), specifically, Sirenza's Form 10-K filed in March 2004 and Form 10-Q filed in November 2004. Sirenza expressly disclaims any current intention to update its forward-looking statements, and the estimates and assumptions associated with them, at any time or for any reason.

NOTE: Sirenza Microdevices® and the Sirenza logo are trademarks of Sirenza Microdevices, Inc. All other trademarks are property of their respective owners.

SIRENZA MICRODEVICES, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

	Three Months Ended		Year Ended
	December 31,	December 31,	December 31,	December 31,
	2004	2003	2004	2003
	(Unaudited)	(Unaudited)	(Unaudited)	(Audited)
Net revenues	$ 15,065	$ 13,295	$ 61,256	$ 38,510
Cost of revenues:
Cost of product revenues	7,768	7,927	31,375	21,246
Amortization of deferred stock compensation	--	22	--	90
Total cost of revenues	7,768	7,949	31,375	21,336
Gross profit	7,297	5,346	29,881	17,174
Operating expenses:
Research and development	2,186	2,391	8,963	8,611
Sales and marketing	1,896	1,793	7,779	6,365
General and administrative	1,857	2,002	7,795	6,696
Amortization of deferred stock compensation	--	127	3	541
Acquired in-process research and development	2,180	--	2,180	--
Amortization of acquired intangible assets	373	431	1,538	1,213
Impairment of investment in GCS	1,535	--	1,535	--
Restructuring	--	--	(98)	434
Total operating expenses	10,027	6,744	29,695	23,860
Income (loss) from operations	(2,730)	(1,398)	186	(6,686)
Interest expense	2	8	14	39
Interest and other income, net	91	44	243	422
Income (loss) before taxes	(2,641)	(1,362)	415	(6,303)
Provision for (benefit from) income taxes	--	(125)	135	(125)
Net income (loss)	$ (2,641)	$ (1,237)	$ 280	$ (6,178)

Basic net income (loss) per share	$ (0.08)	$ (0.04)	$ 0.01	$ (0.19)
Diluted net income (loss) per share	$ (0.07)	$ (0.04)	$ 0.01	$ (0.19)

Shares used to compute basic net income (loss) per share	35,032	33,866	34,593	32,383
Shares used to compute diluted net income (loss) per share	37,980	33,866	37,448	32,383

Sirenza Microdevices, Inc.
Reconciliation of GAAP Results with Management-Adjusted Results
(In thousands, except per share data)
(Unaudited)

The following table reconciles the company's net income (loss) as reported under accounting principles generally accepted in the United States (GAAP) with net income (loss) as adjusted by the items detailed below and presented in the news release and associated teleconference. These calculations are not prepared in accordance with GAAP and should not be viewed as alternatives to GAAP. In keeping with its historical financial reporting practices, the company believes that the supplemental presentation of these calculations provides meaningful non-GAAP financial measures to help investors understand and compare business trends among different reporting periods on a consistent basis, independently of regularly reported non-cash charges and infrequent or unusual events.

	Three Months Ended			Year Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2004	2004	2003	2004	2003

Net income (loss) as reported under GAAP	$ (2,641)	$ 1,823	$ (1,237)	$ 280	$ (6,178)

Amortization of deferred stock compensation	--	--	149	3	631
Amortization of acquisition-related intangible assets	373	354	431	1,538	1,213
Restructuring	--	(98)	--	(98)	434
Acquired in-process research and development	2,180	--	--	2,180	--
Impairment of investment in GCS	1,535	--	--	1,535	--
Compensation expense related to employee equity awards	154	--	--	191	--
Relocation and related expenses	--	--	589	67	1,874
Management-adjusted net income (loss)	$ 1,601	$ 2,079	$ (68)	$ 5,696	$ (2,026)

Management-adjusted net income (loss) per share
Basic	$ 0.05	$ 0.06	$ (0.00)	$ 0.16	$ (0.06)
Diluted	$ 0.04	$ 0.06	$ (0.00)	$ 0.15	$ (0.06)

Shares used to compute management-adjusted
net income (loss) per share
Basic	35,032	34,696	33,866	34,593	32,383
Diluted	37,980	37,384	33,866	37,448	32,383

SIRENZA MICRODEVICES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	December 31,	December 31,
	2004	2003
	(Unaudited)	(Audited)
Assets
Current assets:
Cash and cash equivalents	$ 2,440	$ 7,468
Short-term investments	8,000	1,999
Accounts receivable	10,968	7,838
Inventories	8,742	6,497
Other assets	674	1,093
Total current assets	30,824	24,895
Net property, plant and equipment	8,273	9,685
Long-term investments	--	4,015
Investment in GCS	3,065	4,600
Acquisition-related intangibles, net	6,921	5,529
Goodwill	5,587	4,219
Other assets	1,426	1,189
Total assets	$ 56,096	$ 54,132

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$ 3,136	$ 4,379
Accrued liabilities	3,242	2,530
Deferred margin on distributor inventory	1,069	1,042
Accrued restructuring	518	887
Accrued acquisition costs	779	--
Capital lease obligations, current portion	56	65
Total current liabilities	8,800	8,903

Total long-term liabilities	18	56

Stockholders' equity	47,278	45,173
Total liabilities and stockholders' equity	$ 56,096	$ 54,132

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